Exhibit 10.1

Sent via email

January 17, 2018

New Residential Mortgage LLC

1345 Avenue of the Americas, 45th Floor

New York, New York 10105

Re:	Assignment Agreement for Mortgage Loans, to be dated on or about January 17, 2018, by and between Ditech Financial LLC, as Seller, and New Residential Mortgage LLC, as Purchaser

Ladies and Gentlemen:

Reference is hereby made to (i) that Flow and Bulk Agreement for the Purchase and Sale of Mortgage Servicing Rights dated as of August 8, 2016, (as amended through the date hereof, the “Agreement”), by and between Ditech Financial LLC, as the seller (herein, the “Seller” or “Ditech”), and New Residential Mortgage LLC, as the purchaser (the “Purchaser”), (ii) that Subservicing Agreement dated as of August 8, 2016 (as amended through the date hereof, the “Subservicing Agreement”), by and between New Residential Mortgage LLC, as the Owner/Servicer, and Ditech Financial LLC, as the subservicer and (iii) Assignment Agreement for Mortgage Loans to be dated on or about January 17, 2018 (the “Assignment Agreement” together with the Agreement and the Subservicing Agreement, the “Operative Documents”), by and between Seller and Purchaser. Capitalized terms used herein but not defined shall have the meaning ascribed in the Agreement.

Pursuant to the terms of the Agreement and this letter (the “Letter”), the parties have agreed that on the Sale Date the parties will enter into the Assignment Agreement and that the Purchaser will purchase Servicing Rights, Advances, Custodial Funds and Mortgage Files with respect to certain Subject Loans described in the Assignment Agreement. In order to facilitate the closing of the sale contemplated by the Assignment Agreement, pursuant to the terms of this Letter the parties hereby agree as follows:

1.	Each of Seller and Purchaser hereby acknowledges that certain events described on Annex A hereto (such events, the “Identified Events”) have occurred, or are expected to occur, and that such events (a) may have caused, or in the future may cause, various defaults or breaches of covenants, representations or warranties (as further set forth on Annex A after each Identified Event) or similar non-compliance by Seller under the Operative Documents, and/or (b) may have triggered certain termination rights (the “Termination Rights”) for Purchaser under the Operative Documents.

New Residential Mortgage LLC

(Flow Side Letter)

January 17, 2018

2.	Except with respect to the Identified Events, (a) all of the terms, covenants and obligations of the Agreement required to be complied with and performed by Seller on or prior to the date hereof have been duly complied with in all material respects and (b) all conditions precedent set forth in Article VII and Article VIII of the Agreement with respect to such Sale Date shall have been complied with by Seller.

3.	With respect to only the transactions contemplated by the Assignment Agreement and the related Subject Loans, and for any Subsequent Flow Assignment Agreement (as defined below) and the subject mortgage loans thereunder (the “Subsequent Flow Loans”), any actual, potential or future default under, breach of or similar non-compliance by Seller or its affiliates with Sections 5.3(c) (but only with respect to the leverage ratio metric set forth in the Quarterly Financial Metrics Report), 5.3(e), 5.3(f), 5.3(g), 5.3(i), 5.3(r), 5.3(s), 5.3(z) and 5.3(aa) of the Subservicing Agreement (and any corresponding default under Article VII and Article VIII of the Agreement) that is caused by (or, solely with respect to a termination event under Section 5.3(aa) of the Subservicing Agreement, primarily related to) one or more Identified Events, and any Termination Rights (but only to the extent arising out of the Identified Events and only as applied to the Assignment Agreement and related Subject Loans or any Subsequent Flow Assignment Agreement and related Subsequent Flow Loans, as the case may be) for Purchaser triggered thereby, in each case are hereby irrevocably waived by the Purchaser and shall not to apply to (a) the Assignment Agreement and the related Subject Loans or (b) any such Subsequent Flow Assignment Agreement and the Subsequent Flow Loans.

4.	With respect to only the Subject Loans and the Assignment Agreement, and with respect to any subsequent Assignment Agreement for Mortgage Loans for any “flow” type transaction under the Agreement (and the Subsequent Flow Loans thereunder) entered into by Seller and Purchaser following the date hereof that is subject to the Agreement (each such subsequent flow agreement, a “Subsequent Flow Assignment Agreement”), the Purchaser and Seller hereby agree that the Subservicing Agreement shall be amended, effective as of the date hereof, such that: (a) the definition of “Subservicer’s Initial Term” in Section 5.1(a) of the Subservicing Agreement and the definition of “Owner/Servicer’s Initial Term” in Section 5.1(b) of the Subservicing Agreement shall mean the one-year term that begins on the date of this Assignment Agreement or the applicable Subsequent Flow Assignment Agreement and ends on the date that is the first (1st) anniversary of the date of this Assignment Agreement and for any applicable Subsequent Flow Assignment Agreement the beginning of the calendar quarter that is one year after the end of the quarter during which such Subsequent Flow Assignment Agreement was executed; (b) following the Owner/Servicer’s Initial Term, the successive renewal periods provided for under Section 5.1(c) of the Subservicing Agreement shall be three months in length, rather than one-month in length; and (c) Financial Metric Item B.i. and B.ii., and the definition of “Consolidated Liquidity”, in each case as set forth in Exhibit H – Form of Quarterly Financial Metrics Report, which is attached to the Subservicing Agreement, shall each be amended to read, in their entirety, as set forth on Annex B hereto.

New Residential Mortgage LLC

(Flow Side Letter)

January 17, 2018

5.	Seller hereby acknowledges that (i) the Identified Events listed as items I, II (other than any events contemplated by the Plan (as defined in Annex A) that have not yet occurred) III and IV in Annex A (the “Existing Events”) hereto have occurred, and (ii) pursuant to Section 9.8 of the Subservicing Agreement, (A) the waiver by Purchaser of any failure by Seller to comply with any obligation, covenant, agreement or condition contained in the Subservicing Agreement, (B) the failure or delay of Purchaser to insist upon Seller’s strict compliance with such obligation, covenant, agreement or condition and (C) any waiver, failure or delay in exercising any right, power or privilege hereunder or any single or partial exercise thererof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance or preclude any other exercise thereof or any other right, power, or privilege thereunder, in each case other than the Termination Rights (but only to the extent arising out of the Identified Events and only as applied to the Assignment Agreement and related Subject Loans or any Subsequent Flow Assignment Agreement and related Subsequent Flow Loans, as the case may be)specifically waived pursuant to the terms of this Letter.

6.	Seller hereby acknowledges that, although Purchaser has not yet elected to exercise any rights or remedies with respect to the Existing Events, Purchaser has not waived any rights to exercise its remedies under the Subservicing Agreement, except as expressly set forth herein. Except as expressly set forth herein, Purchaser hereby expressly reserves all of its respective rights and remedies under the Subservicing Agreement, including but not limited to those rights and remedies related to any of such Existing Events as applied to any mortgage loans subserviced under the Subservicing Agreement other than the Subject Loans or any Subsequent Flow Loans. In no event shall this Letter and the waivers contained herein be deemed to limit or inhibit Purchaser’s rights in any way other than as expressly set forth herein, and this Letter shall not be deemed to operate as a waiver other than as expressly set forth herein.

7.	Notwithstanding the foregoing, in no event shall this Letter and the waivers contained herein be deemed to be an admission by Ditech with respect to any prior transaction entered into under the Agreement or the Subservicing Agreement nor shall this Letter give rise to any termination rights with respect to such prior transactions.

8.	This Letter may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Telecopy or electronically transmitted signatures shall be deemed valid and binding to the same extent as the original.

New Residential Mortgage LLC

(Flow Side Letter)

January 17, 2018

DITECH FINANCIAL LLC

By:	/s/ Tim Cranny

Name:	Tim Cranny

Its:	SVP

ACKNOWLEDGED AND AGREED: NEW RESIDENTIAL MORTGAGE LLC

By:	/s/ Nicola Santoro, Jr.

Name:	Nicola Santoro, Jr.

Its:	Chief Financial Officer and Chief Operating Officer

New Residential Mortgage LLC

(Flow Side Letter)

January 17, 2018

Annex A

I.	As of the date of this Letter, WIMC has filed with the Securities and Exchange Commission, and Ditech has prepared, certain audited annual and unaudited quarterly financial statements and related notes, opinions and conclusions that were qualified or limited by reference to the status of WIMC or Seller, as applicable, as a “going concern” and references of similar import. Such periods include year-end financials for the year ended December 31, 2016 and quarterly financials for the quarterly periods ended June 30, 2016, September 30, 2016, March 31, 2017, June 30, 2017 and September 30, 2017.

-Subservicing Agreement Sections 5.3(e), 5.3(i), 5.3(r), 5.3(s) and 5.3(aa)

-MSRPA Sections 6.09, 7.02, 7.17, 8.04, 10.01, 10.02(a)(iii) and Article IX

II.	On November 30, 2017, WIMC filed a voluntary petition (the “Bankruptcy Petition,” and the case commenced thereby, the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York as part of its plan to implement its balance sheet restructuring as contemplated under the “Prepackaged Chapter 11 Plan of Reorganization of Walter Investment Management Corp. and Affiliate Co-Plan Proponents,” dated November 6, 2017 (the “Plan”). For the avoidance of doubt, the “Plan” as referenced in this Annex A shall mean the Plan as it exists in form and substance as of the date hereof and currently on file in the Chapter 11 Case, together with any immaterial or procedural amendments that may become effective hereafter.

The Plan contemplates various transactions and events to occur. The Purchaser acknowledges that any transaction or event that is contemplated by the Plan that has occurred or that is expected to occur in the future shall be considered an Identified Event for purposes of this Letter, even if not specifically referenced on this Annex A.

-Subservicing Agreement Sections 5.3(e), 5.3(f), 5.3(g), 5.3(i), 5.3(r), 5.3(z) and 5.3(aa)

-MSRPA Sections 6.09, 7.02, 7.17, 8.04, 10.01, 10.02(a)(iii), 10.02(a)(iv), 10.02(a)(vi), 10.02(a)(x) and Article IX

III.	As a result of the Bankruptcy Petition, certain liquidity and insolvency covenants and conditions precedent noted in the Letter may have been triggered.

-Subservicing Agreement Sections 5.3(e), 5.3(f), 5.3(g), 5.3(i), 5.3(r), 5.3(s), 5.3(z) and 5.3(aa)

-MSRPA Sections 6.09, 7.02, 7.17, 8.04, 10.01, 10.02(a)(iii) and Article IX

New Residential Mortgage LLC

(Flow Side Letter)

January 17, 2018

IV.	As a result of the restatement of certain of WIMC’s historical financial statements, the Bankruptcy Petition and certain actions taken by WIMC under or in connection with the Plan, WIMC and Seller may have been in default under the terms of certain of their repurchase agreements, loan and security agreements or similar credit facilities or agreements for borrowed funds, and certain WIMC and Seller lenders and other counterparties may have been entitled to cause the acceleration or prepayment of such borrowed funds (other than those lenders holding term loans under WIMC’s Amended and Restated Credit Agreement dated as of December 19, 2013, certain holders of the Company’s 7.875% Senior Unsecured Notes due 2021 and holders of the Company’s outstanding 4.50% Convertible Senior Subordinated Notes due 2019 who voted to approve the Plan).

-Subservicing Agreement Sections 5.3(e), 5.3(r) and 5.3(aa)

-MSRPA Sections 6.09, 7.02, 7.17, 8.04, 10.01, 10.02(a)(iii) and Article IX

V.	As part of the transactions contemplated in the Chapter 11 Case and the Plan (as defined above), the parties anticipate that a “Change of Control” as defined in the Subservicing Agreement will occur.

-Subservicing Agreement Sections 5.3(z) and 5.3(aa)

-MSRPA Sections 6.09, 7.02, 7.17, 8.04, 10.01, 10.02(a)(iii), 10.02(a)(vi), 10.02(a)(x) and Article IX

VI.	Ditech has informed the Purchaser that as of December 31, 2017 (and for any future period to the extent applicable) WIMC will likely fail the leverage ratio requirement set forth in the Form of Quarterly Financial Metrics Report attached to both the Agreement and the Subservicing Agreement, and therefore will likely breach any related covenant or trigger any related termination right of Purchaser due to such failure.

-Subservicing Agreement Sections 5.3(c) (but only with respect to the leverage ratio metric set forth in the Quarterly Financial Metrics Report) and 5.3(aa)

-MSRPA Sections 6.08, 6.09, 7.02, 7.17, 8.04, 10.01, 10.02(a)(iii), 10.02(a)(ix) (but only with respect to the leverage ratio metric set forth in the Quarterly Financial Metrics Report) and Article IX

New Residential Mortgage LLC

(Flow Side Letter)

January 17, 2018

Annex B

Consolidated Liquidity: As to either Walter Investment Management Corp. (“WIMC”) or Seller, as applicable, unrestricted cash and cash equivalents of WIMC and its subsidiaries (excluding cash held in a special purpose entity or vehicle and cash and cash equivalents pertaining to minority interests) on a consolidated basis and calculated in accordance with GAAP.

i.	Consolidated Liquidity, as of the final day of each fiscal quarter, (a) equal to or in excess of $100 million for WIMC (on a consolidated basis) and (b) solely with respect to Ditech and its consolidated subsidiaries, an amount equal to or in excess of the greater of 3.5 basis points multiplied by (i) the aggregate unpaid principal balance of Mortgage Loans serviced by Ditech under the Servicing Agreement or (ii) the aggregate unpaid principal balance of all mortgage loans for which the related servicing is owned by Ditech, provided that in no event shall the Ditech minimum Consolidated Liquidity requirement for purposes of this provision be greater than $40 million.

ii.	As of each date set forth below, a leverage ratio (calculated as follows: (a) the aggregate outstanding principal amount of WIMC corporate debt as of such December 31, less unrestricted cash and cash equivalents (calculated in accordance with GAAP) as of such date, to (b) Adjusted EBITDA of WIMC on a consolidated basis for the fiscal ended on such date, in each case as calculated and set forth in WIMC’s fiscal year-end Form 10-K) equal to or less than the following:

-December 31, 2018 6.75 : 1

-December 31, 2019 4.75 : 1

-December 31, 2020 and each December 31 thereafter 4.00 : 1;

provided that for December 31, 2018, such ratio shall be calculated and determined on an annualized basis from the date of the effective date of the Plan through and including December 31, 2018.

Notwithstanding any provision of the Subservicing Agreement to the contrary, proof of compliance or non-compliance with the Consolidated Liquidity and leverage ratio tests set forth above shall not be due to Purchaser until five (5) Business Days following the date on which the applicable quarterly or annual periodic report of WIMC is filed with the Securities and Exchange Commission.